Exhibit 10.20

Visual Management Systems, Inc.
Deferred Compensation Plan

1. PURPOSE; EFFECTIVE DATE

The purpose of this Deferred Compensation Plan is to reduce the currently payable sums due to certain Visual Management Systems, Inc. employees under their employment agreements with VMS during periods where the company experiences negative earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Effective Date of this Plan shall be January 21, 2008, and the Plan shall automatically renew annually unless otherwise terminated or amended.

2. DEFINITIONS

Whenever used in this document, the following terms shall have the meanings set forth in this Section unless a contrary or different meaning is expressly provided:

2.1 Board. "Board" means the Board of Directors of the Company.

2.2 Committee. "Committee" means the Committee appointed by the Board to administer the Plan pursuant to Section 7 of this Plan.

2.3 Company. "Company" means Visual Management Systems, Inc.

2.4 Compensation. "Compensation" means base salary, commissions, bonus payments paid and any and all other conveyances of cash value to Participants by the Company for any reason.

2.5 Deferred Compensation. “Deferred Compensation” means sums payable to Participants in accordance with the terms of this Plan, credited to that Participant’s Subaccount as a result in a reduction in Compensation paid to a Participant at the time normally scheduled for payment of said Compensation.

2.6 Disability. "Disability" shall have the same meaning as under the Company's group long term disability plan in effect at the time that Participant is declared to be disabled.

2.7 Earned Interest. "Earned Interest" for each Subaccount means shall mean the interest credited to the Subaccount in accordance with the terms of the Plan.

2.8 Employer. "Employer" means the Company and any subsidiary or affiliate of the Company designated by the Committee.

Exhibit 10.20

2.9 Participant. "Participant" means any individual whose payment has been deferred under this Plan, and who is currently an employee or member of the Board of Directors of the Company.

2.10 Participation Letter. “Participation Letter” means the letter submitted to the Plan Participant detailing relevant provisions of this Plan, and the Compensation to be deferred.

2.11 Plan. "Plan" means this Visual Management Systems, Inc. Deferred Compensation Plan, as amended from time to time.

2.12 Plan Account. "Plan Account" means the account or bookkeeping device used by the Company to hold any and all sums available for contribution towards the payment of Deferred Compensation after the close of a fiscal quarter where the Company has positive EBITDA.

2.13 Subaccount. "Subaccount" means the bookkeeping device used by the Company to measure and determine the amount of Deferred Compensation and Earned Interest allocated to each Participant

3. PARTICIPATION AND DEFERRALS

3.1 Participation. Participation in this plan shall be limited to those individuals selected by management of the Company, with approval of the Committee.

3.2 Form of Deferral. Deferral shall take the form of a reduction in any and all Compensation payable to Participants in accordance with the terms of their respective employment agreements or other agreements with the company entitling them to Compensation for any services to company whatsoever, above and beyond the annualized sum indicated in the respective Participant’s Participant Letter, as prorated per normal Company payment period. At the time of any Compensation payment due to Participant which is reduced according to this Plan, the value of that reduction shall be credited to the respective Participant’s Subaccount.

3.3 Change in Employment Status. Upon submission of an updated Participant Letter to Participant, the Company shall have the right to terminate an employee's participation in the plan at the Company’s discretion. Subaccount balances connected with that employee will remain in the Plan and the employee will be deemed a Participant for purposes of those Subaccounts.

4. DEFERRED COMPENSATION SUBACCOUNT

4.1 Subaccount. The amounts deferred by a Participant under the Plan, and any Credits, shall be credited to the Participant's Subaccount to be managed and accounted for by the Company. The Subaccount shall be a bookkeeping device utilized for the sole purpose of determining the Deferred Compensation payable under the Plan and shall not constitute a separate fund of assets.

Exhibit 10.20

4.2 Earned Interest. Upon the first anniversary of any deferral credited to a Participant Subaccount, Earned Interest will begin accruing on the total value of the Participant’s Subaccount. The Interest rate shall set quarterly at the then prevailing yield payable on 5-year treasury notes plus 1%, such rate to be determined conclusively by the Chief Financial Officer of VMS and set forth by him in a certificate filed with the Secretary of the Corporation; provided, however, that the rate credited under this plan shall not exceed 7.25%. If payment of Deferred Compensation occurs prior to the first anniversary of accrual of any sums payable to the Participant as Deferred Compensation no Earned Interest shall be payable under this section, and all calculations of Earned Interest shall not take into account any period of Deferred Compensation accrual prior to the first anniversary of accrual of sums payable to Participants as Deferred Compensation

4.3 Timing of Credits; Withholding. A Participant's Deferred Compensation shall be credited to that Participant’s Subaccount at the time it would have been normally payable to the Participant.

4.5 Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant's Subaccount and Interest thereon.

4.6 Statement of Accounts. The Committee shall give to each Participant a statement showing the balances in the Participant's Subaccount on a quarterly basis and at such other times as may be determined by the Committee.

5. CONTRIBUTION TO PLAN ACCOUNT

5.1 Upon the closing of any quarter of the Company’s fiscal year with a positive EBITDA before Plan funding, greater than the difference between the total value of all Deferred Compensation owed to Participants (as indicated by the sum of the value of all Participant Subaccounts including all relevant accrued Earned Interest) and the then current balance of the Plan Account, the difference between the total value of Deferred Compensation and the then current balance of the Plan Account will be deposited into the Plan Account for distribution to Participants by the Company in accordance with Section 6 of this Plan.

5.2 Upon the closing of any quarter of the company’s fiscal year with a positive EBITDA before Plan funding, less than the difference between the total value of all Deferred Compensation owed to Participants, (as indicated by the sum of the value of all Participant Subaccounts including all relevant accrued Earned Interest) and the then current balance of the Plan Account, the entirety of that EBITDA before Plan funding shall be deposited into the Plan Account for distribution in accordance with Section 6 of this plan.

Exhibit 10.20

5.3 The Plan Account may be funded from time to time at the discretion of Company with the approval a Majority of the Committee.

6. DISTRIBUTION, FORFEITURE

6.1. Values held in the Plan Account shall be distributed to Participants as follows:

6.1.1 Upon the final closing of any one quarter of the Company’s fiscal year, where the company has a positive EBITDA, the entire value of the Plan Account will be distributed to all active Participants pro rata, according to the then current ratio of the value of each active Participant’s Subaccount to the sum of the value of all Participant Subaccounts. Following such payment each Participant Subaccount shall be debited in an amount equal to the value of the payment made to the respective Participant.

6.1.2 Upon the death of any active Participant, the total value of the Participant Subaccount will be distributed to the Executor of the Participant’s Will or the Administrator of the Participant’s Estate upon submission to the Company of proper proof of said individual’s status pursuant to the direction of a Court of competent jurisdiction. This distribution will come from the Company’s general account. The Participant Subaccount of the deceased Participant will be debited to zero and closed upon distribution.

6.1.3 Upon the permanent disability of an active Participant (as defined in the Company’s Long Term Disability Plan), the total value of the Participant Subaccount will be distributed to the Participant upon the closing of the Company’s next fiscal quarter. This distribution will come from the Company’s general account before any calculation of EBITDA before Plan funding for the purposes of section 5 of this Plan. The participant Subaccount of the disabled Participant will be debited to zero and closed upon distribution.

6.1.4 Upon the termination of Participant’s employment or membership on the Board of Directors by VMS, or both in the cases of Participants who are both employees and board members, the total value of the Participant Subaccount will be distributed to the Participant immediately. This distribution will come from the Company’s general account. The Participant Subaccount of the terminated Participant will be debited to zero and closed upon distribution.

6.1.5 Upon the acquiring of a majority of the shares of VMS common stock, or substantially all the assets of VMS, by any person, real or otherwise, or any group of affiliated persons, real or otherwise, the full value of the Plan Account will be paid into the Company’s general account, and the full value of all Participant Subaccounts will immediately be distributed to Participants by the Company from its general account. This Plan will terminate, and the Plan account and all Subaccounts will be closed.

Exhibit 10.20

6.2 Upon voluntary termination (including retirement) of Participant’s employment or membership on the Board of Directors of the Company, or both in the cases of Participants who are both employees and board members, the total value of the Participant Subaccount will be debited to zero and closed. No funds will be distributed.

7. ADMINISTRATION

7.1 Committee; Duties. This Plan shall be administered by the Committee which shall be comprised of outside directors serving on the Board's Compensation Committee or a committee of at least two members composed of non-Participants, designated by the Board's Compensation Committee. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2 Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee to the fullest extent authorized by law.

8. AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment. The Committee may at any time amend the Plan by written instrument, except that no amendment shall reduce the amount of any Subaccount.

8.2 Company's Right to Terminate. The Committee may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interest of the Company.

8.2.1 Partial Termination. The Committee may partially terminate the Plan by instructing the Company not to accept any additional Participants, and ceasing to withhold portions of Compensation normally payable to Participants. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to funding and distribution provisions of the Plan in effect prior to the effective date of such partial termination.

Exhibit 10.20

8.2.2 Complete Termination. The Committee may completely terminate the Plan by instructing the Company not to accept any additional Participants, paying all Participants the full value of their respective Subaccount, and ceasing to withhold portions of Compensation normally payable to Participants.

10. MISCELLANEOUS

10.1 Unsecured General Creditor. Participants and their heirs and sucessors shall have no secured legal or equitable rights, interest or claims in any property or assets of the Employer, any and all of the Company's assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Employer's obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.3 Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.4 Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company as the Company may reasonably require.

10.5 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey, except as preempted by federal law.

10.6 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Exhibit 10.20

10.7 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company's address. Mailed notice to a Participant shall be directed to the individual's last known address in the Company's records.